Exhibit (j) under Form N-1A
                                         Exhibit (8) under Item 601/Reg. S-K

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 33-51247 on Form N-1A of our reports dated January 9, 2002 relating to the financial statements of Federated Managed Allocation Portfolios (comprised of the following funds: Federated Managed Growth Fund, Federated Managed Moderate Growth Fund, Federated Managed Conservative Growth Fund, and Federated Managed Income Fund) for the year ended November 30, 2001, and to the reference to us under the heading "Financial Highlights" in each Prospectus, which are a part of such Registration Statement.


Deloitte & Touche LLP
/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 18, 2002